Exhibit 10.1

Trimble Navigation Limited

Board of Directors Compensation Policy

The following is a schedule of the elements of compensation and expense reimbursement for nonemployee members of the board of directors. This policy is effective April 27, 2010.

•	A stock option grant of 15,000 shares under the Trimble 2002 Stock Option Plan upon the initial appointment or election to the board.

•	An additional annual grant of 15,000 shares to be granted to each director upon re-election by the shareholders at Trimble’s Annual Shareholders’ Meeting.

•

Options granted to directors are at fair market value on the date of grant and will have a term of seven years, vesting monthly, on a pro-rated basis, over one year. The options will terminate 90 days after the individual ceases to be a member of the board.

•	An annual cash retainer of $44,000, payable quarterly, commencing with the company’s third fiscal quarter of 2010.

•	A payment of $2,000 for each day in attendance at a board meeting. .

•	A payment of $500 for participation in a telephonic board meeting.

•	A payment of $1,000 for each board committee meeting attended, that is not held within a day of a board meeting.

•	A payment of $500 for participation in a telephonic board committee meeting.

•	A director will be paid a travel and transportation allowance, in lieu of reimbursement for expenses, in accordance with the following schedule:

$4,000 for travel to a meeting held between 1,000 miles and 3,000 miles from the director’s place of residence.

$10,000 for travel to a meeting held more than 3,000 miles from the director’s place of residence.

Note:	Miles are one-way and will be measured by air miles between airports. Nickolas W. Vande Steeg will be paid a travel and transportation allowance of $1,500.

•

Reimbursement of travel expenses consistent with Trimble policy for travel to a meeting held less than 1,000 miles from the director’s place of residence and all necessary travel on Trimble business, other than to attend a board meeting.